Exhibit 99.1

 SANGAMO BIOSCIENCES ANNOUNCES RESEARCH COLLABORATION AGREEMENT WITH PFIZER INC

    ZFP TECHNOLOGY TO BE USED TO ENHANCE PROTEIN PHARMACEUTICAL PRODUCTION

    RICHMOND, Calif., Jan. 5 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced today that it had entered into a research collaboration with Pfizer Inc in the field of enhanced protein production. Under the terms of the agreement, Pfizer will fund research at Sangamo and Sangamo will provide its proprietary zinc finger DNA binding protein (ZFP) technology for Pfizer to assess its feasibility for use in mammalian cell- based protein pharmaceutical production. Sangamo will generate novel cell lines and vector systems for enhanced protein production as well as novel technology for rapid and robust creation of new production cell lines. The financial terms of the agreement were not disclosed.
    "We are very pleased to be able to provide Pfizer, the world's leading research-based pharmaceutical company, with our ZFP gene activation technology," said Edward Lanphier, Sangamo's president and chief executive officer. "ZFP transcription factors are used to regulate genes expressing protein pharmaceuticals and we can engineer zinc finger nucleases (ZFNs) to facilitate the efficient generation of production cell lines with altered traits."
    Zinc finger DNA-binding proteins (ZFPs) are the dominant class of naturally occurring transcription factors in organisms from yeast to humans. Transcription factors, which are found in the nucleus of every cell, bind to DNA to regulate gene expression. Though there are many kinds of transcription factors, only zinc finger DNA-binding proteins are amenable to engineering and precise targeting to a particular gene or genes of interest.

    About Sangamo
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The company's most advanced therapeutic development program, currently in a Phase I clinical trial, involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on diabetic neuropathy, ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP-Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and applications of Sangamo's ZFP TF technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             01/05/2005
    /CONTACT: Elizabeth Wolffe, Ph.D of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Kathy Nugent, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /
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